SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Broadcom Corporation

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This supplement, dated May 6, 2009, supplements the proxy statement filed with the U.S. Securities and Exchange Commission March 30, 2009 (the “Proxy Statement”), relating to the Annual Meeting of Shareholders of Broadcom Corporation (the “Company”) to be held May 14, 2009, at 10:00 a.m. local time at the Company’s corporate headquarters, 5300 California Avenue, Irvine, California. The purpose of this supplement is to provide information about a recent change in the Company’s policy with respect to excise tax gross-up payments to the Company’s named executive officers. Except as described in this supplement, the information provided in the Proxy Statement continues to apply.
On May 6, 2009, the Compensation Committee of the Board of Directors of the Company adopted a policy that the Company will not enter into any new agreements with its named executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control of the Company, provided that, if the Company determines that it is appropriate to do so to recruit a new executive, limited reimbursement for excise taxes may be included in the executive’s contract. In those specific circumstances, the excise tax gross-up will be limited to payments triggered by both a change in control and a termination of the officer’s employment and will be subject to a three-year sunset provision. This new policy will not affect existing agreements with any current named executive officer, which agreements will continue to apply according to their terms.